Exhibit 99.1

LOS ANGELES SINGAPORE KUALA LUMPUR BANGKOK SUZHOU TIANJIN CHONGQING JIANGSU

FOR IMMEDIATE RELEASE	Company Contact: A. Charles Wilson Chairman (818) 787-7000	Investor Contact: Berkman Associates (310) 927-3108 robert.jacobs@jacobscon.com

Trio-Tech Reports Nine Month Net Income of $0.38 Per Share

Versus $0.10 on 39% Increase in Revenue;

Third Quarter Revenue Increased 37%

Van Nuys, CA – May 16, 2022 – Trio-Tech International (NYSE MKT: TRT) today announced financial results for the third quarter and first nine months of fiscal 2022.

Third Quarter Results

Revenue for the third fiscal quarter increased 37% to $11,138,000 from $8,112,000 for the same quarter of fiscal 2021. Distribution revenue increased 147% to $3,620,000 from $1,467,000 last year. Testing services revenue increased 26% to $4,417,000 from $3,504,000 a year ago. Manufacturing revenue decreased 1% to $3,097,000 compared to $3,130,000 last year.

Gross margin increased 20% to $2,474,000 compared to $2,060,000 for last year’s third quarter, reflecting improved margins in the Company’s testing and distribution segments, offset by lower margins in manufacturing.

Total other income was $96,000, compared to $248,000 in the same quarter last year. In the third quarter this year, government grants to offset the negative impact of the COVID-19 pandemic were $Nil, compared to $107,000 in similar governmental grants in the same quarter last year.

The net loss attributable to Trio-Tech International Common Shareholders for the three months ended March 31, 2022 was $167,000, or $0.04 per share, which includes non-cash stock compensation expenses of $433,000. This compares to net income of $178,000, or $0.04 per diluted share, including non-cash stock compensation expenses of $129,000, for the same quarter last year.

Nine Months Results

For the first nine months of fiscal 2022, revenue increased 39% to $32,231,000 compared to $23,154,000 for the first nine months of fiscal 2021, reflecting a 40% increase in testing services revenue to $13,983,000 from $10,018,000, a 112% increase in distribution revenue to $8,038,000 from $3,790,000, and a 9% increase in manufacturing revenue to $10,187,000 from $9,324,000.

Gross margin for the first nine months of fiscal 2022 increased 57% to $8,543,000, or 27% of revenue, from $5,448,000, or 24% of revenue, for the first nine months last year.

General and administrative expenses increased to $6,305,000, or 20% of revenue, for the first nine months of fiscal 2022 from $5,245,000, or 23% of revenue, for the same period last year, while total operating expenses increased to $7,047,000, or 22% of revenue, from $5,877,000, or 25% of revenue.

Net income attributable to Trio-Tech International Common Shareholders for the first nine months of fiscal 2022 was $1,605,000, or $0.38 per diluted share, compared to $405,000, or $0.10 per diluted share, for the first nine months of fiscal 2021

Shareholders' equity at March 31, 2022 was $28,120,000, or $6.98 per outstanding share, compared to $25,634,000, or $6.55 per outstanding share, at June 30, 2021. There were approximately 4,029,180 common shares outstanding at March 31,2022.

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16139 Wyandotte Street, Van Nuys, CA 91406,  USA  ●  TEL:  (818) 787-7000  ●  FAX  (818) 787-9130

Trio-Tech Reports Nine Month Net Income of $0.38 Per Share

May 16, 2022

Page Two

CEO Comments

S.W. Yong, Trio-Tech's CEO, said, "We were required to close our facility in Tianjin, China for several days in January in compliance with the city government’s lockdown measures for mandatory testing of residents under China’s ZERO-COVID policy. We resumed full operations in Tianjin on January 21, 2022. This temporary shut-down resulted in lost revenue for the fiscal third quarter of approximately $260,000. Despite this, we posted sharp revenue gains in our testing services and distribution operations for the third quarter, typically the weakest quarter of our fiscal year, which is an encouraging sign of improving business conditions for our customers and their gradual recovery from the effects of the pandemic. We are cautiously optimistic about the business outlook for the fourth quarter.”

Yong added, “During the third quarter, we established our new joint venture company, Trio-Tech (Jiangsu) Co. Ltd. to provide sub-contract services to semiconductor and other electronics industries, primarily in Suzhou, China. While this joint venture has commenced operations and recently signed its first customer contract, it is not expected to contribute substantially to operating results in the current fiscal year.

“The Board of Directors would like to thank and congratulate our Chief Financial Officer, Mr. Victor Ting, upon his retirement next month, for his many years of service and innumerable contributions to the Company. His valuable knowledge will continue to benefit Trio-Tech as he serves on our Board of Directors. Taking over his duties as CFO beginning in Fiscal 2023 will be Ms. Srinivasan Anitha, a Chartered Accountant and Certified Internal Auditor who has worked closely with the Company and its management for the past 15 years. We believe her thorough knowledge and experience of our business and background will be a significant asset as we work to improve operating margins and drive increased shareholder value in the coming years”, he said.

About Trio‑Tech

Established in 1958, Trio-Tech International is located in Van Nuys, California, with its Principal Executive Office and regional headquarter in Singapore. Trio-Tech International is a diversified business group with interests in semiconductor testing services, manufacturing and distribution of semiconductor testing equipment, and real estate. Our subsidiary locations include Tianjin, Suzhou, Chongqing in China, as well as Kuala Lumpur Malaysia and Bangkok Thailand. Further information about Trio-Tech's semiconductor products and services can be obtained from the Company's Web site at www.triotech.com and www.universalfareast.com.

Forward Looking Statements

This press release contains statements that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and assumptions regarding future activities and results of operations of the Company. In light of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the following factors, among others, could cause actual results to differ materially from those reflected in any forward looking statements made by or on behalf of the Company: market acceptance of Company products and services; changing business conditions or technologies and volatility in the semiconductor industry, which could affect demand for the Company's products and services; the impact of competition; problems with technology; product development schedules; delivery schedules; changes in military or commercial testing specifications which could affect the market for the Company's products and services; difficulties in profitably integrating acquired businesses, if any, into the Company; risks associated with conducting business internationally and especially in Asia, including currency fluctuations and devaluation, currency restrictions, local laws and restrictions and possible social, political and economic instability; changes in U.S. and global financial and equity markets, including market disruptions and significant interest rate fluctuations; public health issues related to the COVID-19 pandemic; trade tension between U.S. and China and other economic, financial and regulatory factors beyond the Company's control. Other than statements of historical fact, all statements made in this Quarterly Report are forward looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, and statements of our intent, belief and current expectations about our strategic direction, prospective and future financial results and condition. In some cases, you can identify forward looking statements by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," "believes," "can impact," "continue," or the negative thereof or other comparable terminology. Forward looking statements involve risks and uncertainties that are inherently difficult to predict, which could cause actual outcomes and results to differ materially from our expectations, forecasts and assumptions.

(tables attached)

TRIO‑TECH INTERNATIONAL AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

UNAUDITED (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Revenue
Manufacturing	$3,097	$3,130	10,187	$9,324
Testing Services	4,417	3,504	13,983	10,018
Distribution	3,620	1,467	8,038	3,790
Real Estate	4	11	23	22
	11,138	8,112	32,231	23,154
Cost of Sales
Cost of manufactured products sold	2,530	2,148	7,838	6,855
Cost of testing services rendered	3,169	2,651	9,141	7,651
Cost of distribution	2,945	1,234	6,651	3,142
Cost of real estate	20	19	58	58
	8,664	6,052	23,688	17,706
Gross Margin	2,474	2,060	8,543	5,448
Operating Expenses:
General and administrative	2,378	1,923	6,305	5,245
Selling	146	123	449	356
Research and development	80	79	293	277
Gain on disposal of property, plant and equipment	--	--	--	(1)
Total operating expenses	2,604	2,125	7,047	5,877
(Loss) Income from Operations	(130)	(65)	1,496	(429)
Other Income (Expenses)
Interest expense	(31)	(25)	(87)	(96)
Other income, net	127	273	669	627
Total other income	96	248	582	531
(Loss) Income from Continuing Operations before Income Taxes	(34)	183	2,078	102
Income Tax Expenses	(170)	(118)	(503)	(125)
(Loss) Income from Continuing Operations before Non-controlling Interest, net of tax	(204)	65	1,575	(23)
Income (loss) from Discontinued Operations, net of tax	--	1	5	(26)
NET (LOSS) INCOME	(204)	66	1,580	(49)
Less: Net (loss) Attributable to Non-controlling Interest	(37)	(112)	(25)	(454)
Net (Loss) Income Attributable to Trio-Tech International	(167)	178	1,605	405
Net Income Attributable to Trio-Tech International:
(Loss) Income from Continuing Operations, net of tax	(167)	177	1,603	418
Income (loss) from Discontinued Operations, net of tax	--	1	2	(13)
Net (Loss) Income Attributable to Trio-Tech International	$(167)	$178	1,605	$405
Basic (Loss) Earnings per Share	$(0.04)	$0.05	0.40	$0.11
Diluted (Loss) Earnings per Share	$(0.04)	$0.04	0.38	$0.10
Weighted Average Shares Outstanding - Basic	3,949	3,913	3,949	3,913
Weighted Average Shares Outstanding - Diluted	4,221	4,046	4,140	4,030

TRIO‑TECH INTERNATIONAL AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

UNAUDITED (IN THOUSANDS)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Comprehensive (Loss) Income Attributable to Trio-Tech International:

Net (loss) income	$(204)	$66	$1,580	$(49)

Foreign Currency Translation, net of tax	16	(468)	(22)	1,115

Comprehensive (Loss) Income	(188)	(402)	1,558	1,066

Less: Comprehensive Income (Loss) Attributable to Non-controlling Interest	(46)	(136)	(40)	(455)

Comprehensive (Loss) Income Attributable to Trio-Tech International	$(142)	$(266)	$1,598	$1,521

TRIO‑TECH INTERNATIONAL AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	Mar. 31,	Jun. 30,
	2022	2021
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,478	$5,836
Short-term deposits	4,953	6,651
Trade accounts receivable, net	10,585	8,293
Other receivables	735	325
Contract assets	594	337
Inventories, net	2,272	2,080
Prepaid expenses and other current assets	732	418
Financed Sales Receivable	21	19
Total current assets	27,370	23,959
Deferred tax assets	189	217
Investment properties, net	636	681
Property, plant and equipment, net	9,107	9,531
Operating lease right-of-use assets	2,602	1,876
Other assets	141	262
Restricted term deposits	1,735	1,741
Financed Sales Receivable	23	39
Total non-current assets	14,433	14,347
TOTAL ASSETS	$41,803	$38,306

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit	$523	$72
Accounts payable	2,220	3,702
Accrued expenses	3,870	2,690
Contract Liabilities	1,172	673
Income taxes payable	476	314
Current portion of bank loans payable	493	439
Current portion of finance leases	136	197
Current portion of operating leases	758	672
Total current liabilities	9,648	8,759
Bank loans payable, net of current portion	1,470	1,621
Finance leases, net of current portion	152	253
Operating leases, net of current portion	1,844	1,204
Income taxes payable	281	385
Other non-current liabilities	31	31
Total non-current liabilities	3,778	3,494
TOTAL LIABILITIES	13,426	12,253

EQUITY
TRIO-TECH INTERNATIONAL'S SHAREHOLDERS' EQUITY:
Common stock, no par value, 15,000,000 shares authorized; 4,029,180 and 3,913,055 shares issued and outstanding at March 31, 2022 and June 30, 2021, respectively	12,607	12,178
Paid-in capital	4,692	4,233
Accumulated retained earnings	8,429	6,824
Accumulated other comprehensive gain-translation adjustments	2,392	2,399
Total Trio-Tech International shareholders' equity	28,120	25,634
Non-controlling interest	257	419
TOTAL EQUITY	28,377	26,053
TOTAL LIABILITIES AND EQUITY	$41,803	$38,306